Exhibit 13

FORM 61

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	920-800 West Pender Street Vancouver, British Columbia, V6C 2V6
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	September 30, 2000
Date of Report	Nov 15, 2000

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	00/11/15
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	00/11/15
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

SEPTEMBER 30

(expressed in U.S. dollars)

	2000	1999
ASSETS
CURRENT
Cash	$335,129	$418,401
Accounts receivable	588,371	529,120
Inventories	513,475	331,738
Prepaid expenses	20,230	10,266

	1,457,205	1,289,525
CAPITAL ASSETS	262,313	152,748
OTHER ASSETS	324,062	464,517

	$2,043,580	$1,906,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT
Accounts payable and accrued liabilities	$713,366	$601,166
Current portion of long-term debt	2,821,048	2,462,185

	3,534,414	3,063,351
LONG-TERM DEBT (Note 3)	1,790,317	1,986,058

	5,324,731	5,049,409
SHAREHOLDERS’ EQUITY
Share capital (Note 1)	27,367,615	27,367,615
Cummulative translation adjustment	11,351	14,857
Deficit	(30,660,117)	(30,525,091)

	(3,281,151)	(3,142,619)

	$2,043,580	$1,906,790

Approved by the Directors:

Director: (signed) “Ian C. Tostenson”

Director: (signed) “William D. Baxter”

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS ENDED SEPTEMBER 30

(expressed in U.S. dollars)

	2000	1999	1998
INCOME
Sales	$980,404	$1,048,168	$830,240
Cost of sales	550,951	587,825	427,178

Gross profit	429,453	460,343	403,062

EXPENSES
Sales and marketing	186,616	212,958	291,104
Administration	147,288	132,436	131,552
Research and development	17,065	16,362	19,186
Interest on long-term debt	74,464	71,263	76,081

	425,433	433,019	517,923

Profit (loss) from operations	4,020	27,324	(114,861)
Other income - net	3,914	989	6,911

Profit (loss) for the period	7,934	28,313	(107,950)
Deficit, beginning of period	(30,668,051)	(30,553,404)	(30,124,701)

Deficit, end of period	$(30,660,117)	$(30,525,091)	$(30,232,651)

Profit (loss) per share	$0.00	$0.01	$(0.02)

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS ENDED SEPTEMBER 30

(expressed in U.S. dollars)

	2000	1999	1998
CASH PROVIDED (USED) BY:
OPERATING ACTIVITIES
Profit (loss) for the period	$7,934	$28,313	$(107,950)
Adjustments to reconcile to net cash provided (used) by operating activities:
Amortization	31,239	22,900	34,652
Amortization of discount on long-term debt	64,029	64,029	64,029

	103,202	115,242	(9,269)
Net change in working capital items (Note 2):	(106,136)	25,081	(77,949)

	(2,934)	140,323	(87,218)

FINANCING ACTIVITY
Principal payments on long-term debt	(6,300)	(6,300)	(19,027)

INVESTING ACTIVITY
Purchase of capital and other assets	(4,287)	(1,630)	(1,564)

DECREASE IN CASH	(13,521)	132,393	(107,809)
Effect of exchange rate changes on cash	(828)	644	5,794
CASH, BEGINNING OF PERIOD	349,478	285,364	381,761

CASH, END OF PERIOD	$335,129	$418,401	$279,746

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$10,500	$10,786	$10,828

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

SEPTEMBER 30, 2000

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended September 30, 2000 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 2000.

1.	SHARE CAPITAL

	Three Months Ended September 30, 2000		Three Months Ended September 30, 1999
	Number of shares	Amount	Number of shares	Amount
Common shares issued and outstanding
Balance, beginning and end of period	3,979,815	$27,367,615	3,979,815	$27,367,615

Incentive Stock Options

The Company has granted options to purchase a total of 275,000 common shares at a price of Cdn $.25 per share, 245,000 of which expire on May 30, 2006, and the balance of 30,000 expire on August 23, 2005.

Warrants

No warrants were granted during the three months ended September 30, 2000

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	2000	1999	1998
Cash provided (used) by:
Net change in working capital items:
Accounts receivable	$19,815	$(29,045)	$(23,151)
Inventories	(85,437)	10,466	(62,919)
Other assets	(7,916)	(21,291)	(27,550)
Accounts payable	(32,598)	64,951	35,671

	$(106,136)	$25,081	$(77,949)

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

SEPTEMBER 30, 2000

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collateralized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it choose to do so. Also included in the current portion of long-term debt are seven installments on a non-interest bearing note that were due prior to September 30, 2000 and which aggregate approximately $1,968,000. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

FORM 61

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	920-800 West Pender Street Vancouver, British Columbia, V6C 2V6
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	September 30, 2000
Date of Report	November 15, 2000

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson Name of Director	“Ian C. Tostenson” Signed (typed)	00/11/15 Date Signed (YY/MM/DD)

William D. Baxter Name of Director	“William D. Baxter” Signed (typed)	00/11/15 Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

SEPTEMBER 30, 2000

(expressed in U.S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were recorded during the quarter ended September 30, 2000.

b)	GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the quarter ended September 30, 2000 were:

	Sales and Marketing	Administration
Consulting fees	$14,055	$33,494
Bad debts	—	6,600
Depreciation and amortization	834	18,985
License, taxes and regulatory fees	—	15,776
Office, insurance and supplies	7,481	47,769
Professional fees	—	4,039
Promotion and advertising	24,482	—
Rental and utilities	5,593	74,384
Travel and entertainment	9,181	7,400
Wages and benefits	87,533	65,281
Allocated expenses	37,457	(126,440)

	$186,616	$147,288

Cost of Sales:

Cost of Sales for the quarter ended September 30, 2000 were:

Payroll and Benefits		$238,111
Raw materials and Supplies		220,114
Allocations and Other Expenses		92,726

		$550,951

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER - $1,414.

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended September 30, 2000.

b)	OPTIONS GRANTED IN THE QUARTER

Name	Grant Date	Expiry Date	Number of Shares	Exercise Price
Lupian, Adrian J.	Aug. 23, 2000	Aug. 23, 2005	10,000	$0.25
Mora, Howard	Aug. 23, 2000	Aug. 23, 2005	10,000	$0.25
Pecora, Michael	Aug. 23, 2000	Aug. 23, 2005	10,000	$0.25

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

SEPTEMBER 30, 2000

(expressed in U.S. dollars)

3.	a) AUTHORIZED CAPITAL AS AT SEPTEMBER 30, 2000

See Note 1 to the consolidated financial statements for the quarter ended September 30, 2000.

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT SEPTEMBER 30, 2000

See Note 1 to the consolidated financial statements for the quarter ended September 30, 2000.

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT SEPTEMBER 30, 2000

See Note 1 to the consolidated financial statements for the quarter ended September 30, 2000.

d)	DIRECTORS AS AT SEPTEMBER 30, 2000

Alfred W. Vitale - President	Ian C. Tostenson	William D. Baxter

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

SEPTEMBER 30, 2000

(expressed in U.S. dollars)

OPERATING ACTIVITIES

During the quarter ended September 30, 2000 (the “Current Quarter”) the Company experienced a 6.5% decrease, as compared to the quarter ended September 30, 1999 (the “Prior Quarter”), in sales primarily due to the entrance of competitively priced moulded disposable multifocal lenses. Soft and Rigid Multifocal revenue decreased during the Current Quarter, as compared to the Prior Quarter, by 38% (approximately $150,000) and 33% (approximately $100,000) respectively, offset by revenue of approximately $200,000 for the Current Quarter associated with the newly Lombart Lens division, which was acquired on March 1, 2000. Gross margins during the Current Quarter remain unchanged at 44%, as compared to the Prior Quarter. Sales and marketing expenses for the Current Quarter, as compared to the Prior Quarter, were down approximately $26,000, primarily due to a restructuring of the sales force and curtailed advertising and promotional spending, while administrative expenses increased by approximately $15,000, primarily due to increased utilities, rentals and insurance.

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of company news and information.

FINANCING ACTIVITIES

The Company incurred a negative cash flow from operating activities of $2,934 during the Current Quarter. The Company has reduced its selling expenses and realigned its manufacturing operations in order to maintain breakeven cash flow during the fiscal year ending June 30, 2001, based on its current revenue projections.

The Company has had discussions to settle a significant portion of its long-term obligations, of which a portion was past due at September 30, 2000. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the current fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.